Company Contact:	Investor Relations Contacts:
Matthew Beale	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1300	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions to Relocate Corporate Headquarters to New York City

o	Move increases efficiencies managing global operations

o	Matthew Beale, President, assumes CFO role

o	Michael Helfand joins as Senior Vice President Finance and Chief Accounting Officer

SANTA ANA, Calif., May 15, 2009 -- Fuel Systems Solutions, Inc. (NASDAQ: FSYS) announced today that it will move its corporate headquarters to New York City, creating a central base for managing operations in Europe, Latin America and the United States. Matthew Beale, 42, president, has assumed the chief financial officer responsibilities effective May 14. Choosing not to relocate, Bill Larkin has resigned as CFO and will assist with transition through July 15. New York-based Michael Helfand, 49, has joined Fuel Systems as Senior Vice President Finance and Chief Accounting Officer, effective May 14.

Beale stated, “Over the last 18 months, we have been aggressively expanding our business internationally and increasing our operational efficiencies. Now, we are prepared for the next phase, which is to streamline our corporate offices and physically position our team more centrally to improve global communications and logistics. In addition, we are welcoming Mike Helfand, a talented financial expert, who has been consulting with the company during 2009. We are very excited to have Mike aboard permanently and to move to New York City, which we expect to complete this summer.”

Mariano Costamagna, chief executive officer of Fuel Systems Solutions, said, “In addition to driving our growth, Matthew has led our mergers & acquisitions and financing strategies. As such, he will naturally add the CFO responsibilities to his executive duties. With this change, we thank our California–based finance team for its contributions to the organization. In particular, we are grateful to Bill Larkin, who has been a valuable member of our team since joining in 2006. We respect his desire to explore West Coast opportunities, and we wish him well in his future endeavors.”

Since 2003, Helfand has been a finance and accounting consultant providing services to clients independently and through Resources Connection, Inc., a project-based professional services firm. His responsibilities have included SEC registration material preparation for IPOs, secondary and debt offerings; Sarbanes-Oxley engagements; and financial review and systems development. From 2007 to 2008 he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Helfand was the Executive Vice

President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney

Company.

Helfand is on the Board of Directors and Audit Committee of Bluefly, Inc. an Internet Retailer listed on the NASDAQ stock exchange. He received his B.A. from Muhlenberg College and is a Certified Public Accountant.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties. Such statements represent only our opinions and predictions. Actual results may differ materially. Factors that may cause the Company’s results to differ include the risk factors set forth in the the Company's Annual Report on Form 10-K, for the year ended December 31, 2008. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.